Exhibit 99.1

Valeritas Amends Existing Credit Facility to Extend Payment Obligations

BRIDGEWATER, New Jersey, February 9, 2017 — Valeritas Holdings, Inc. (OTCQB: VLRX) today announced that it has reached an agreement with its largest lender, Capital Royalty Group (CRG), to amend its existing $50 million senior secured term loan agreement, extending the Company’s payment obligations.

Specifically, the amendment extends the interest only-period period to May 2019 from May 2018, extends the deadline for full payment of the loan to May 2022 from May 2021, and reduces the mandated liquidity covenant to allow for a minimum cash balance of $2.0 million from a minimum cash balance of $5.0 million.

“These amendments will enable us to focus our investments on the commercialization of our V-Go® Wearable Insulin Delivery device in the U.S.,” said John Timberlake, President and Chief Executive Officer of Valeritas. “We appreciate the confidence our partners at CRG have shown in our capital-efficient commercial strategy, which we initiated in early 2016 with a significant cost reduction followed by the implementation of our higher-touch, higher-frequency and more targeted campaign in the second half of 2016 that has gained traction. We thank CRG for their flexibility and continued support of the company.”

For additional information on the term loan agreement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the Securities and Exchange Commission available at www.sec.gov.

Investor Contacts:

Nick Laudico / Robert Flamm, Ph.D.

The Ruth Group

(646)536-7030 / 7017

IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

Media Contact:

Kirsten Thomas

The Ruth Group

(508)280-6592

PR@valeritas.com